REGENT PACIFIC

Management Corporation

425 California Street, Suite 1310

San Francisco, CA 94104

(415) 391–8500

Fax: (415) 391–8539

375 Lexington Avenue, Suite 400

New York, New York 10022

(212) 934-6760

Fax: (212) 935-6766

Exhibit 10.45

October 5, 2001

Mr. Jim D. Kever, Director

Mr. Kevin S. Moore, Director

Mr. Richard C. Spalding, Director

Oversight Committee of the Board of Directors

3D Systems Corporation

26081 Avenue Hall

Valencia, CA 91355

Dear Messrs. Kever, Moore and Spalding:

RE:             Second Amendment to Retainer Agreement between Regent Pacific Management Corporation and 3D Systems  Corporation

This Second Amendment to the Retainer Agreement sets forth certain amendments to the Retainer Agreement between Regent Pacific Management Corporation, a California corporation (“Regent Pacific”), and 3D Systems Corporation, a Delaware corporation, and its wholly owned and controlled subsidiaries (collectively, “3D Systems”), dated September 9, 1999, as amended on August 8, 2000 (the “Original Retainer Agreement” and the “First Amendment”).  Except for the amendments expressly contained herein, the Original Retainer Agreement and First Amendment shall remain in full force and effect.

Paragraph 1 of the Original Retainer Agreement is hereby amended in its entirety as follows:

  “Regent Pacific agrees to provide a management team to assume the chief executive, corporate oversight and general management responsibilities for 3D Systems.  For the first twenty-four months of this agreement, Regent Pacific will provide a team consisting of at least four full time equivalents (FTEs).  Beginning in month twenty–five, the size of the team will be maintained at such levels as Regent Pacific reasonably determines necessary to fulfill the above referenced responsibilities.

The paragraph regarding “Fees:” of the Original Retainer Agreement is hereby amended in its entirety as follows:

“Fees: Regent Pacific has agreed to provide the work product included in this agreement for a period of thirty–six (36) months of non-cancelable services.  For the first twenty-four months of this agreement the services shall include four full time equivalents (FTEs) at a rate of $12,500 per FTE per week payable in four (4) week increments, each payment to be made in advance of each Regent Pacific standard four-week billing period.  Additionally, the services provided by up to two additional FTEs beginning February 12, 2000 shall be $2,500 per FTE per day, billed in arrears based upon the actual time spent by the FTEs providing these services.  Beginning in month twenty–five of this agreement, the services shall be at a base rate of $45,000 per week, for the services of up to three FTEs, payable in four (4) week increments, each payment to be made in advance of each Regent Pacific standard four-week billing period.  It is agreed and understood between us that the payments of such cash fees are to be made immediately preceding the start of each four-week billing period, and that failure to pay such periodic payments when due shall constitute a breach of this agreement by 3D Systems.  It is further understood that such Regent Pacific’s fees are to be paid in advance of the work to be performed, and that such cash payments are earned upon provision of the agreed upon services by Regent Pacific.  Beginning October 8, 2001, if Regent Pacific reasonably determines that it needs to provide additional services beyond those provided by three FTEs in order to fulfill its responsibilities, Regent Pacific may provide up to two additional FTEs on an as needed basis at a rate of $3,000 per FTE per day, billed in arrears based upon the actual time spent by the FTEs providing these additional services.  It is agreed and understood that the cash payments for the additional FTEs will be remitted to Regent Pacific within five days of invoice date.”

The paragraph of the Original Retainer Agreement entitled “Term of Agreement” is hereby amended in its entirety as follows:

“Term of agreement:  The term of this agreement shall be for thirty-six (36) months, unless earlier terminated in accordance with this paragraph.  Regent Pacific hereby commits the availability of its resources to 3D Systems under this agreement for the full thirty–six (36) month term of the engagement.  3D Systems may discharge Regent Pacific for any material breach of this agreement.  Regent Pacific may withdraw from this assignment at any time with 3D Systems’ consent or for good cause without 3D Systems’ consent.  Good cause includes 3D Systems’ breach of this agreement (including 3D Systems’ failure to pay any invoice within five working days of presentation), or any fact or circumstance that would render Regent Pacific’s continuing participation in the assignment unethical or unlawful.”

The paragraph of the Original Retainer Agreement entitled “Non–solicitation” is hereby amended in its entirety as follows:

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“Non–solicitation:  in recognition of the fact that the Regent Pacific individuals that we provide to 3D under this agreement may perform similar services from time to time for others, this agreement shall not prevent Regent Pacific from performing such similar services or restrict Regent Pacific from using such individuals.  3D agrees that it shall not, except by mutual agreement between the parties, during the term of this agreement nor for a period of three (3) years after its termination, solicit for employment nor employ, whether as employee or independent contractor or agent, any person who performs services under this agreement.  It is agreed that in the event of a breach of this paragraph by 3D, it would be impractical or extremely difficult to fix actual damages and, therefore, Regent Pacific and 3D agree that if 3D breaches this paragraph, then 3D shall pay to Regent Pacific $390,000 per individual solicited or employed as employee, independent contractor or agent, as Liquidated Damages and not as a penalty, which is agreed by Regent Pacific and 3D to represent reasonable compensation for the foreseeable loss that will, in all likelihood, be incurred because of such breach.”

Very truly yours,

REGENT PACIFIC MANAGEMENT CORPORATION

By: /s/GARY J. SBONA
Gary J. Sbona
Chairman and Chief Executive Officer

THE FOREGOING IS HEREBY APPROVED AND AGREED TO:

DATED:	October 30, 2001

3D SYSTEMS CORPORATION

(Signifies full agreement with all terms and conditions)

By: /s/JIM D. KEVER
Name: Jim D. Kever	Title: Director

By: /s/KEVIN S. MOORE
Name: Kevin S. Moore	Title: Director

BY: /s/ RICHARD C. SPALDING
Name: Richard C. Spalding	Title: Director